Exhibit 4.1

COMPOSITE SUBLEASE AGREEMENT

between

universal Development of Tennessee, LLC

and

FORD MOTOR COMPANY

August 12, 2024

7.7	Option to Prepay Base Rent and Terminate Lease	12
Article VIII. USE & OCCUPANCY.		13
8.1	Use	13
Article IX. SERVICES & UTILITIES.		13
9.1	Payment for Services and Utilities	13
Article X. MAINTENANCE, REPAIRS, ACCESS TO THE FACILITY & COMPLIANCE.		13
10.1	Maintenance & Repairs	13
10.2	Access	14
10.3	Compliance	14
Article XI. IMPROVEMENTS, ALTERATIONS & MECHANICS’ LIENS.		15
11.1	Improvements & Alterations	15
11.2	Facility Expansion	15
11.3	Mechanics’ Liens	15
Article XII. INDEMNIFICATION & INSURANCE.		15
12.1	Covenant to Hold Harmless	15
12.2	Insurance	16
12.3	Waiver of Subrogation	16
Article XIII. PRIME LEASE.		17
13.1	Performance of Prime Lease Obligations	17
13.2	Nondistrbance and Attornment Agreement	17
Article XIV. EMINENT DOMAIN.		17
14.1	Condemnation	17
Article XV. DAMAGE OR DESTRUCTION.		17
15.1	Damage by Fire or Other Casualty	17
15.2	No Abatement of Rent	18
Article XVI. ASSIGNMENT & SUBLETTING.		18
16.1	Assignment and Subleasing by Ford	18
16.2	Assignment by UDOT	18
Article XVII. EVENTS OF DEFAULT & REMEDIES.		19
17.1	Events of Default	19
17.2	Remedies	19
17.3	Option Attornment and Assignment	19

17.4	Cumulative, Non-Exclusive Remedies	19
17.5	Legal Expenses	20
Article XVIII. NOTICES.		20
18.1	General	20
Article XIX. MISCELLANEOUS.		21
19.1	Caption Headings	21
19.2	Recording	21
19.3	Construction and Jurisdiction	21
19.4	WAIVER OF JURY TRIAL	21
19.5	Net Lease	21
19.6	Survival	21
19.7	Force Majeure	21
19.8	Subleasehold Mortgage	22
19.9	Entire Agreement	22
19.10	Public Announcements	23
19.11	No Partnership or Joint Venture	23
19.12	Binding Effect	23

COMPOSITE SUBLEASE AGREEMENT

THIS COMPOSITE SUBLEASE AGREEMENT (the “Agreement”) made, entered into and effective as of August 12, 2024 (the “Effective Date” as further defined below) by and between UNIVERSAL DEVELOPMENT OF TENNESSEE, LLC, a Tennessee limited liability company (“UDOT”), and FORD MOTOR COMPANY, a Delaware corporation (“Ford”).

RECITALS

A.
Ford has leased the Facility from the Authority pursuant to the Prime Lease for the Project, as defined under the Prime Lease.
B.
Ford proposes to sublease the Facility to UDOT pursuant to this Agreement for the purpose of constructing of the Building on the Land.
C.
UDOT agrees to construct the Building on the Land pursuant to this Agreement and then sublease the Facility back to Ford pursuant to this Agreement. UDOT or its designee will operate at the Facility as a third-party Logistics Provider to manage parts and Logistics for Ford at Blue Oval City.
D.
It is the intent of the Parties that the payment by Ford of all Base Rent reserved hereunder shall fully compensate and reimburse UDOT for its capital investment in the Building.
E.
It is the intent of the Parties that as consideration for UDOT’s agreement to construct the Building, Ford agrees and is obligated to pay the full amount of Base Rent due under this Agreement and, except as provided in Sections 4.5 and 7.7, that there will be no abatement, offset, or reduction to the full payment of Base Rent.
F.
It is the intent of the Parties that Ford pay all net charges pursuant to this Agreement and that the Rent constitutes an absolute net amount payable to UDOT and that this Agreement be construed as an absolute net lease agreement.

In consideration of the mutual covenants, conditions and rents hereinafter set forth the Parties hereto covenant and agree as follows:

Article I.

BASIC LEASE TERMS, EXHIBITS AND ADDITIONAL DEFINITIONS.

1.1.
Definitions of Terms. The following words and terms as used herein, whether or not the words have initial capitals, shall have the following meanings, unless the context or use indicates another or different meaning or intent, and such definitions shall be equally applicable to both the singular and plural forms of any of the words and terms herein defined:

“Architect.” OKW Architects, LLC (Chicago, IL).

“Additional Rent.” Any and all amounts other than Base Rent and Impositions payable by Ford to UDOT as required under this Agreement.

“Authority.” The Megasite Authority of West Tennessee, a regional development authority created by Tennessee Code Annotated § 64-9-101, et seq.

“Bankruptcy Code.” Title 11 of the United States Code entitled “Bankruptcy,” as in effect now and in the future, or any successor statute.

“Base Rent.” The rent payable by Ford to UDOT pursuant to Section 7.2 herein.

“Base Rent Prepayment Amount.” The three amounts identified in Section 7.7 constitute the prepayment amounts due if Ford elects to exercise one of its three Prepayment Options as described in Section 7.7.

“Building.” The 1,000,000± square foot warehouse/distribution building to be constructed on the Land by UDOT.

“Contractor.” Roncelli, Inc. (Sterling Heights, MI).

“Construction Period.” As defined in Section 4.4 herein.

“Construction Specifications.” The “Construction Specifications” as defined in Section 4.1 and Exhibit B herein.

“Date of Substantial Completion.” The Date of Substantial Completion as defined in Section 4.3 herein.

“Delay.” As defined in Section 4.4 herein.

“Effective Date.” The date set forth in the introductory paragraph of this Agreement and is the commencement date of this Agreement.

“Event of Bankruptcy.” Each of the following shall be an Event of Bankruptcy under this Agreement:

(1)
The filing by a Party of a voluntary petition under the provisions of the Bankruptcy Code or seeking of relief under any bankruptcy or insolvency or analogous Law in any jurisdiction outside of the United States, or filing a proposal or notice of intention to file such petition;
(2)
A Party makes a general assignment for the benefit of creditors; applies for or consents to the appointment of an interim receiver, a receiver, a receiver and manager, an administrator, a sequestrator, a monitor, a custodian, a trustee, an interim trustee, a liquidator, an agent or any other similar official of all or a substantial part of the assets of such Party; or is adjudicated a debtor or insolvent or has entered against it an order for relief under the Bankruptcy Code, or under any other bankruptcy insolvency, liquidation, winding-up, corporate or similar statute or Law, foreign, federal, state or provincial, in any applicable jurisdiction, now or hereafter existing, as any of the foregoing may be amended from time to time, or other applicable statute for jurisdictions outside of the United States, as the case may be;

(3)
The filing of an involuntary petition against a Party under the Bankruptcy Code that is not controverted within thirty (30) days, or continues undismissed for a period of ninety (90) days from commencement of such proceeding or case;
(4)
A Party files a petition, an answer, an application or a proposal seeking reorganization or an arrangement with creditors or seeking to take advantage of any other Law (whether federal, provincial or state, or, if applicable, other jurisdiction) relating to relief of debtors generally, or admits (by answer, by default or otherwise) the material allegations of a petition filed against it in any bankruptcy, reorganization, insolvency or other proceeding (whether federal, provincial or state, or, if applicable, other jurisdiction) relating to relief of debtors generally; or
(5)
A Party suffers or permits to continue unstayed and in effect for ninety (90) consecutive days any judgment, decree or order entered by a court of competent jurisdiction, that approves a petition or an application or a proposal seeking its reorganization or appoints an interim receiver, a receiver and manager, an administrator, custodian, trustee, interim trustee or liquidator of all or a substantial part of its assets.

“Event of Default.” As defined in Section 17.1 herein.

“Expansion Work.” As defined in Section 11.2 herein.

“Facility.” The Land and Building.

“Force Majeure Event.” As defined in Section 19.7 herein.

“Governmental Authority.” Any federal, state, municipal or other governmental authority having control and jurisdiction over the Facility.

“Impositions.” As defined in Section 7.4 herein.

“Initial Site Work.” All work on the Land required of Ford pursuant to the Site Development Matrix.

“Interest.” The rate of 6% per annum, compounded monthly.

“Land.” The real property described in Exhibit A, attached hereto.

“Law.” Any law, ordinance, or regulation of any Governmental Authority.

“Liquidated Damages.” As defined in Section 4.5 herein.

“Mortgagee.” As defined in Section 7.5 herein.

“Nondisturbance and Attornment Agreement” means a Nondisturbance and Attornment Agreement by and among the Authority, Ford and UDOT pursuant to which (i) the Authority agrees that it will not disturb the possession of the Facility by UDOT under this Agreement if the Prime Lease is terminated for any reason other than the exercise by Ford of its option to purchase the Facility, (ii) UDOT agrees to attorn to the Authority as its lessor of the Facility and (iii) the Authority agrees with UDOT that it may exercise the option to purchase the Facility that was granted to Ford in the Prime Lease.

“Party” and “Parties.” UDOT and Ford, individually and collectively.

“Permitted Use.” The conduct of a material planning and logistics operation and any other use permitted by law.

“PILOT Agreement.” The Agreement For Payments In Lieu Of Ad Valorem Taxes of even date herewith, by and between the Authority and Ford.

“PILOTs.” The payments in-lieu-of taxes required to be paid to the Authority pursuant to the PILOT Agreement.

“Prepayment Option.” The three prepayment options pursuant to Section 7.7.

“Prime Lease.” The Facility Lease Agreement (Supply Chain Vendor – UDOT) of even date herewith, by and between the Authority, as lessor, and Ford, as lessee, pursuant to which the Authority leased the Facility to Ford.

“Rent.” Base Rent and Additional Rent, collectively.

“Site Development Matrix.” The Blue Oval City Development Requirements – Infrastructure and Construction Responsibility attached hereto as Exhibit E.

“Site Work Costs.” As defined in Section 3.3 herein.

“Site Work Cost Statement.” As defined in Section 3.3 herein.

“Subleasehold Mortgage.” As defined in Section 19.8 herein.

“Taxes.” Real property ad valorem taxes (if any) assessed against the Facility.

“Term.” As defined in Section 6.1 herein.

“UDOT Sublease.” The sublease of the Facility by Ford to UDOT pursuant to Section 3.1 of this Agreement.

“UDOT’s Work.” As defined in Section 4.3 herein.

Capitalized terms not defined herein shall have the meaning assigned to such terms in the Prime Lease.

1.2.
Exhibits. The Exhibits listed below are attached to and incorporated in this Agreement. In the event of any inconsistency between such Exhibits and the terms and provisions of this Agreement, the terms and provisions of this Agreement will control. The Exhibits to this Agreement are:

Exhibit A – The Land

Exhibit B – Construction Specifications

Exhibit C – The Site Plan

Exhibit D – Environmental Requirements

Exhibit E - Site Development Matrix

1.3.
Interests of the Parties. The Parties acknowledge and agree that (i) the Authority will hold legal title to the Facility (specifically including, without limitation, the Building as it is being constructed by UDOT) throughout the Term, (ii) the demise of the Land by Ford to UDOT and the demise of the Facility by UDOT to Ford pursuant to this Agreement is intended to be treated, for federal income tax purposes, as a sale of the Facility to Ford, (iii) without limiting the interests of any sublessee of Ford, Ford is intended to be recognized under this Agreement as the owner of the Facility for any purpose related to general accounting principles, federal income taxes, depreciation, tax credits (including Tennessee franchise and excise tax credits) and attributes, sales and use taxes, maintenance, indemnity and insurance responsibilities, and (iv) each Party will not, nor will it permit any affiliate to, at any time, take any action or fail to take any action with respect to the preparation or filing of any statement or disclosure to any Governmental Authority, including, without limitation, any income tax return (including an amended income tax return), to the extent that such action or such failure to take action would be inconsistent with the intention of the Parties expressed in this Section 1.3.
1.4.
Intent of the Parties. Recognizing the material and interdependent obligations that exist under this Agreement of each Party to the other Party, the Parties intend for this Agreement to constitute a single, indivisible, unexpired nonresidential real property lease under the Bankruptcy Code.

Article II.

REPRESENTATIONS AND WARRANTIES.

2.1.
Representations, Warranties, and Covenants of Ford. Ford hereby represents, warrants, and covenants as follows as the basis for the undertakings on its part herein contained:
A.
That Ford: (i) is a corporation duly organized and validly existing under the laws of the State of Delaware; (ii) has the power and authority to enter into this Agreement; and (iii) has duly authorized the execution, delivery, and performance of this Agreement;
B.
That, upon execution and delivery, this Agreement will be valid and binding on Ford;

C.
That, throughout the Term, Ford will use or cause the Facility to be used solely for the Permitted Use;
D.
That, to Ford’s knowledge, the execution, delivery and performance in accordance with the respective terms of this Agreement and any other documents executed and delivered in connection with this transaction do not and will not (i) violate any applicable law, or (ii) conflict with, result in a breach of, constitute a default under, or result in the imposition of a Lien on the Facility pursuant to, any indenture, agreement or other instrument to which Ford is a party or by which Ford or any of Ford’s properties may be bound; and
E.
That there is no action, suit, proceeding or, to Ford’s knowledge, any inquiry or investigation at law or in equity or before or by any public board or body pending or, to Ford’s knowledge, threatened against or affecting Ford’s Property, wherein an unfavorable decision, ruling or finding would have a material, adverse effect on the validity or enforceability of this Agreement.
2.2.
Representations, Warranties, and Covenants of UDOT. UDOT hereby represents, warrants, and covenants as follows as the basis for the undertakings on its part herein contained:
A.
That UDOT: (i) is a limited liability company duly organized and validly existing under the laws of the State of Tennessee; (ii) has the power and authority to enter into this Agreement; and (iii) has duly authorized the execution, delivery, and performance of this Agreement;
B.
That, upon execution and delivery, this Agreement will be valid and binding on UDOT;
C.
That, to UDOT’s knowledge, the execution, delivery and performance in accordance with the respective terms of this Agreement and any other documents executed and delivered in connection with this transaction do not and will not (i) violate any applicable law, or (ii) conflict with, result in a breach of, constitute a default under or, except for any Subleasehold Mortgage, result in the imposition of a Lien on the Facility pursuant to, any indenture, agreement or other instrument to which UDOT is a party or by which UDOT may be bound;
D.
That there is no action, suit, proceeding or, to UDOT’s knowledge, any inquiry or investigation at law or in equity or before or by any public board or body pending or, to UDOT’s knowledge, threatened against or affecting UDOT or its properties, wherein an unfavorable decision, ruling or finding would have a material, adverse effect on the validity or enforceability of this Agreement; and
E.
UDOT shall at all times observe the applicable legal requirements for the recognition of UDOT as a legal entity separate from any member of UDOT (“Member”) or affiliate of UDOT (“Affiliate”).

Article III.

UDOT SUBLEASE.

3.1.
Demise. Ford does hereby demise and let unto UDOT, and UDOT does hereby hire and lease from Ford, for the Term and upon the conditions and covenants set forth herein, the Land (for the construction of the Building which UDOT will construct as set forth in Section 4.1 below). After Substantial Completion, UDOT shall deliver possession of the Facility to Ford, for the remainder of the Term and upon the conditions and covenants set forth herein, the Facility for Ford’s use and occupancy in accordance with the terms of this Agreement.
3.2.
Condition of the Land / Inspection Period. UDOT has inspected the Land prior to the date hereof and except for the Initial Site Work that Ford is obligated to perform hereunder, agrees to accept the Land in “AS IS”, “WHERE IS”, “WITH ALL FAULTS” condition subject to Section 4.4 and the terms of this Agreement. Except for the Initial Site Work, Ford has no obligation to make or to pay for any alterations, repairs or modifications to the Land prior to the Date of Substantial Completion unless such alterations, repairs or modifications to the Land are required as a result of changes or modifications requested or required by Ford related in any way to the construction or Construction Specifications in which case Ford shall be responsible for any increased Site Work or other construction related costs resulting from its modifications. The Parties shall at all times comply with the environmental requirements and best practices set forth on Exhibit D attached hereto and made a part hereof.
3.3.
Initial Site Work. Ford may elect to pay certain costs of Initial Site Work that are allocated to UDOT pursuant to the Site Development Matrix (“Site Work Costs”). If Ford so elects, it shall provide written notice to UDOT indicating its intent to pay certain Initial Site Work Costs. UDOT shall have the right to approve, in its reasonable and good faith discretion, the costs for Initial Site Work Ford intends to pay. If Ford does so and UDOT approves, then UDOT agrees to reimburse Ford for such costs within one hundred eighty (180) days following delivery of written statement of such costs from Ford to UDOT (the “Site Work Cost Statement”). Ford shall submit to UDOT reasonable documentation of the costs to support the amounts it claims are owed under the Site Work Cost Statement. UDOT or its accountants shall have the right to inspect and audit, at reasonable times and in a reasonable manner, Ford’s books and records pertaining to the Site Work Cost Statement in order to verify the amounts thereof. Any such audit must be commenced not later than ninety (90) calendar days following delivery of the Site Work Cost Statement. Any such inspection of Ford’s books and records shall be performed at UDOT’s sole cost and expense, unless such inspection results in a reduction of Site Work Cost by ten percent (10%) or more in any one year, in which event Ford shall pay the reasonable third-party cost of such inspection. If such inspection and audit shall show an overpayment by UDOT in connection with its payment of Site Work Cost, the amount of such overpayment shall be promptly paid by Ford to UDOT, and if such inspection and audit shall show that the Site Work Cost was underpaid, then such deficiency shall be promptly paid by UDOT to Ford.
3.4.
Quiet Enjoyment. Ford covenants that prior to Substantial Completion, UDOT will have quiet and peaceable possession of the Facility subject to the terms, covenants, conditions and provisions of this Agreement, and Ford will not disturb such possession except as expressly provided in this Agreement.

3.5.
Indemnity. UDOT shall provide Ford with a Limited Indemnity Agreement in form and substance reasonably satisfactory to both Parties executed by Universal Logistics Holdings, Inc. that will unconditionally guarantee, indemnify, defend, and hold Ford harmless for the full and prompt payment to Ford when due, and from and against any and all damages (including, without limitation, all rents, value and other consideration), claims, demands, judgments, penalties, expenses (including, without limitation, reasonable attorneys’ fees, paralegal fees, court costs, expert witness fees and other similar expenses), costs, causes of action, suits, claims, or demands of any nature, incurred by Ford under, in connection with, or otherwise directly related to this Agreement or the Limited Indemnity Agreement, if an Event of Bankruptcy occurs concerning UDOT.

Article IV.

CONSTRUCTION OF THE BUILDING.

4.1.
The Building. The written description of the Building and all improvements (including access drives and parking areas) to be constructed by UDOT on the Land is herein called “Construction Specifications.” A copy of the Construction Specifications is attached hereto as Exhibit B and by this reference made a part hereof. UDOT shall promptly provide Ford with true and complete copies of any modifications to the Construction Specifications (any such modifications being subject to the prior approvals of Ford required herein) or any other documents, working drawings, certifications, applications, permits, approvals, and as-built plans and specifications relating to the construction of the Building and all improvements comprising the Facility.
4.2.
Site Plan. Except to the extent required to cause compliance with the provisions of applicable law, or as otherwise agreed by UDOT and Ford, the Building shall be located substantially as described on the site plan of the Land attached to this Agreement as Exhibit C.
4.3.
UDOT’s Work. The term “UDOT’s Work” shall mean the construction upon the Land of the Building and improvements described in the Construction Specifications. The term “Date of Substantial Completion” shall mean the earlier of (i) the date when construction of UDOT’s Work is sufficiently complete, in accordance with the Construction Specifications, so that Ford can lawfully occupy and utilize the Facility for the use for which it is intended, or 2) the date upon which a Certificate of Occupancy or other similar permit issued by the Authority (or temporary Certificate of Occupancy or other similar permit) is issued for the Building.
4.4.
Performance of UDOT’s Work. UDOT shall diligently, at UDOT’s sole cost and expense (but subject to the provisions of Section 4.4.C. below), to the extent required in this Agreement, perform and complete UDOT’s Work. UDOT shall cause the Date of Substantial Completion of UDOT’s Work to occur by January 1, 2025 (the foregoing period, subject to extension for Delay as hereinbelow provided, being herein called the “Construction Period”); provided, however, that the Construction Period shall be extended for delays (each a “Delay”), for such additional time as is equal to the time lost by UDOT or UDOT’s contractors or suppliers in connection with the performance of UDOT’s Work due to Force Majeure Events, acts or omissions of Ford, delays by the Authority or any other approving agency or entity with jurisdiction over UDOT’s Work in issuing approvals, permits, and other authorizations (beyond the period of time which UDOT should have reasonably expected such approvals to be issued in the normal course of business), those delays and extensions of time contemplated in the construction contract between UDOT and Contractor for the completion of UDOT’s Work, or delays caused by the discovery of rock and/or alluvial soil within the Land and the removal or other handling of it as part of site preparation, or any cause similar to the foregoing beyond the reasonable control of UDOT or UDOT’s contractors or suppliers. UDOT shall give Ford notice of each Delay incurred by UDOT within ten (10) business days after the occurrence of such Delay.
A.
All of UDOT’s Work shall be done in a good and workmanlike manner and in compliance with all applicable laws and lawful ordinances, regulations and orders of the federal, state, county or other Governmental Authorities having jurisdiction thereof.
B.
The cost of UDOT’s Work shall be paid promptly by UDOT so that the Land and Ford’s leasehold estate therein shall at all times be free from (A) Liens for labor or materials supplied or claimed to have been supplied to or for the benefit of the Land, and (B) security interests and agreements, and financing agreements and statements and all other Liens or other encumbrances arising out of UDOT’s Work.
C.
UDOT and Ford agree that UDOT’s Work does not include, and UDOT has no responsibility for, the construction of Ford’s fixtures within the Building.
D.
If Ford changes, revises or alters UDOT’s Work or if there are any change orders required as a result of Ford changes or alterations, Ford will be solely responsible for the cost increases created by any such changes, alterations, modifications or change orders and for any resulting delays in timing or Substantial Completion. In the event Ford fails to directly pay such cost increases on a timely basis, Ford shall promptly pay such costs to UDOT as Additional Rent under Section 7.4.
4.5.
Liquidated Damages. If the Date of Substantial Completion has not occurred by January 30, 2025, then UDOT agrees to pay to Ford, as liquidated damages, the sum of Seventy-Nine Thousand ($79,000.00) Dollars per day (the “Liquidated Damages”) for each day that elapses until the Date of Substantial Completion occurs, unless the failure to achieve the date of Substantial Completion is a result of a Delay, in which case the date on which liquidated damages will be imposed under this Section will be extended by a period of time equal to the period of delay. Liquidated Damages shall only be offset against Base Rent. Ford shall offset the Liquidated Damages against the first (1st) monthly installment of Base Rent hereunder and each monthly installment of Base Rent thereafter until the Liquidated Damages have been satisfied in full.

Article V.

FORD SUBLEASE.

5.1.
Demise. UDOT does hereby demise and let back unto Ford, and Ford does hereby hire and lease from UDOT, for the Term and upon the conditions and covenants set forth herein, the Facility.

5.2.
Quiet Enjoyment. UDOT covenants that following the Date of Substantial Completion, Ford will have quiet and peaceable possession of the Facility, subject to the terms, covenants, conditions and provisions of this Agreement, and UDOT will not disturb such possession except as expressly provided in this Agreement.
5.3.
Ford’s Right of Prior Entry.
A.
Ford, its agents, employees, and contractors shall prior to the Date of Substantial Completion have the right, at Ford’s own risk and responsibility, to enter the Facility from time to time for the limited purpose of taking measurements and related actions, provided that in so doing Ford shall not interfere with, or delay the performance of, UDOT’s Work and Ford shall not use workmen incompatible to workmen performing UDOT’s Work.
B.
Notwithstanding anything to the contrary contained in this Agreement, in connection with any entry upon the Facility by Ford, its agents, employees, and contractors, as contemplated in this Section, Ford hereby indemnifies UDOT and agrees to save harmless UDOT from and against any and all costs, damages, expense (including without limitation reasonable attorneys’ fees, court costs and related expenses), causes of action, suits, claims, demands or judgments of any nature (including those resulting from injury to or death of any person, or damage to or loss of Property) arising directly or indirectly from the exercise of the right of entry contemplated in this Section, unless caused solely and directly by the negligent or intentionally wrongful acts of UDOT, its agents, employees or contractors.

Article VI.

TERM.

6.1.
Duration of Term. The Term of this Agreement shall commence on the Effective Date and shall end (unless sooner terminated as provided herein) ten (10) years after the first day of the calendar month following the calendar month during which the Date of Substantial Completion occurs, without the requirement of notice from either Party to the other.

Article VII.

RENT.

7.1.
UDOT Sublease. The Parties acknowledge that the obligation of Ford to lease the Land to UDOT under Section 3.1 hereof is an integral and necessary part of this Agreement and reflects and takes into account the respective commitments and obligations of the Parties to one another under the entirety of this Agreement. As such, UDOT will pay One Dollar ($1.00) to Ford for the UDOT Sublease as full satisfaction of all of its obligations to Ford under the UDOT Sublease, the receipt of which is hereby acknowledged by Ford, but such payment shall not satisfy any other commitments or obligations of UDOT to Ford under this Agreement.
7.2.
Payment of Base Rent by Ford. Ford shall pay Base Rent to UDOT in one hundred twenty (120) equal monthly installments of Two Million Four Hundred Eighteen Thousand Eight Hundred Six and 28/100 Dollars ($2,418,806.28), beginning on the Rent Commencement Date and continuing on the first (1st) day of each month thereafter. The yearly Base Rent due is

Twenty-Nine Million Twenty-Five Thousand, Six Hundred Seventy-Five and 40/100 Dollars ($29,025,675.40). The full amount of Base Rent to be paid to UDOT is Two Hundred and Ninety Million Two Hundred Fifty-Six Thousand Seven Hundred Fifty-Four and 00/100 Dollars ($290,256,754.00). Monthly installments of Base Rent shall be payable in advance without demand, deduction or offset (except for liquidated damages as provided in Section 4.5 herein or the Base Rent Prepayment Amount as provided in Section 7.7 herein), on or before the first day of each and every month during the Term. Base Rent shall be paid by wire transfer to the account set forth in the rent direction letter from UDOT to Ford delivered concurrently with the execution and delivery of this Agreement.
7.3.
Rent Commencement Date. The Rent Commencement Date shall be the first (1st) day of the month following the Date of Substantial Completion.
7.4.
Additional Rent. In addition to the Base Rent, Ford, throughout the Term of this Agreement, shall pay to the Party to whom such amount is due, as Additional Rent hereunder and before any fine, penalty, interest or cost may be added thereto for the nonpayment thereof, but in any event by the due date thereof:
A.
all Taxes, PILOTs, assessments, water and sewer rents and charges, Liens, license and permit fees, and charges for public utilities (excluding, however, any fees for the connection of public utilities to the Facility as part of UDOT’s Work) imposed, assessed or charged on or with respect to the Facility by any Governmental Authority having control and jurisdiction over the Facility or under any Law;
B.
all amounts contemplated by Section 4.4(D); and
C.
all other costs, charges, imposts or burdens of whatever kind and nature, whether or not particularized by name, and whether general or special, ordinary or extraordinary, foreseen or unforeseen; which at any time during the Term of this Agreement may be created, levied, assessed, confirmed, adjudged, imposed or charged upon or with respect to the Facility or any improvements made thereto, or on any part of the foregoing or any appurtenances thereto, or directly upon this Agreement or the rent payable hereunder or amounts payable by any subtenant or other occupants of the Facility, or upon this transaction or any documents to which Ford is a party or successor-in-interest, or against UDOT because of UDOT’s estate or interest herein, by any Governmental Authority, or under any Law, including, among others, all special tax bills and general, special or other assessments (unless solely attributable to UDOT’s acts or omissions and not requested by Ford or otherwise provided for in this Agreement), Liens or charges made on local or general improvements or under any Governmental Authority or public utility whatsoever, and any anticipated or unanticipated tax, charge, assessment, excise, levy, cost or expense with reference to the use, condition or occupancy of the Facility.

All of the obligations specified in subsections A., B., and C. above are herein collectively referred to as “Impositions.”

UDOT agrees to deliver to Ford copies of all notices of Impositions, which UDOT receives promptly upon receipt.

7.5.
Contest. Ford shall furnish UDOT by the due date thereof evidence of the payment of all Impositions. Ford may, without postponement of payment, bring proceedings for contesting the validity or amount of any Imposition, or to recover payments therefor, and Ford agrees to indemnify and save UDOT and UDOT’s mortgagee (the “Mortgagee”), if any, harmless from all losses, costs, damages, liabilities, expenses (including without limitation reasonable attorneys’ fees, court costs and related expenses) incurred by UDOT or Mortgagee in connection therewith. UDOT shall reasonably cooperate with Ford with respect to such proceedings, but all costs, fees and expenses incurred in connection with such proceedings shall be borne by Ford. Ford will give UDOT and, if requested, Mortgagee, written advance notice of Ford’s intention to make any such contest. If applicable law requires the postponement of payment of an Imposition in order to contest the validity or amount thereof, if UDOT and Mortgagee agree in writing to permit such postponement of payment, and if Ford posts with UDOT reasonable security to assure the payment of such Imposition upon the earliest to occur of demand for payment by the Mortgagee, the commencement of any enforcement proceedings for the collection of such Imposition or the completion or discontinuation of such contest, then Ford may postpone the payment of such Imposition during the period of Ford’s diligent prosecution of the proceedings to contest the validity or amount of such Imposition. Notwithstanding the foregoing, the rights of Mortgagee, as set forth in this Section shall apply and be operative only if the Mortgagee has exercised any right it may have to receive payments of Base Rent, and the Mortgagee has given Ford written notice of such fact.
7.6.
Terms of Payment. All Base Rent, Additional Rent and all other amounts required to be paid by Ford shall be paid to UDOT in lawful money of the United States of America, at UDOT’s Address or to such other person or at such other place as UDOT may from time to time designate in writing, without notice or demand and without right of deduction, abatement or setoff, except for liquidated damages as set forth in Section 4.5.
7.7.
Option to Prepay Base Rent and Terminate Lease.
A.
Ford shall have three options to prepay Base Rent during the Term of the Agreement and in accordance with the terms of this Section 7.7 (“Prepayment Option”). Ford’s first Prepayment Option shall arise after Ford’s 37th Base Rent payment is made to UDOT. Ford’s second Prepayment Option shall arise after Ford’s 61st Base Rent payment is made to UDOT. Ford’s third Prepayment Option shall arise after Ford’s 85th Base Rent payment to UDOT. If Ford exercises the first prepayment option after its 37th Base Rent payment, the First Prepayment Amount shall be $161,198,407.85. If Ford exercises its second Prepayment Option after making its 61st Base Rent payment, the Second Prepayment Amount shall be $122,867,107.18. If Ford exercises its third Prepayment Option after Ford’s 85th Base Rent Payment, the Third Prepayment Amount shall be $78,336,583.60.

If Ford elects to exercise one of the three Prepayment Option payments identified above and pays the agreed upon Base Rent Prepayment Amount identified above to UDOT in full, plus any Additional Rent that is then due, this Agreement shall terminate (including, without limitation, UDOT’s rights under Section 3.1 hereof). Notwithstanding anything contained herein to the contrary, Ford shall have no option or ability to prepay Base Rent and terminate this Sublease except as set forth herein in this Section 7.7, unless otherwise agreed by the parties.

B.
If Ford elects to exercise one of the three Prepayment Options, it must notify UDOT in writing sixty (60) days prior to the due date of the 37th, 61st and 85th Base Rent payments respectively. Failure to provide such notice will result in a waiver of then currently available Prepayment Option, such that (and by way of example) if Ford fails to provide a 60 day prior notice of its intent to Prepay after its 37th Base Rent Payment, Ford will not have an opportunity to prepay until after paying its 61st Base Rent Payment, with notice of that prepayment option due 60 days prior to the due date of the 61st Base Rent Payment. If Ford elects to exercise a Prepayment Option and provides proper notice, Ford must pay the appropriate Prepayment Amount, pay all other amounts then due under the Agreement, and execute any required documents to effect the Lease termination prior to the due date for the next Rent Payment. Failure to make a timely payment of the Prepayment Amount shall constitute a waiver of that Prepayment Option.

Article VIII.

USE & OCCUPANCY.

8.1.
Use. Ford agrees to use and occupy the Facility only for the Permitted Use, or for such other purpose as UDOT expressly authorizes in writing, and for no other purpose. Ford shall not conduct its business in a manner which would cause an increase in fire and extended coverage insurance premiums for the Facility. Ford will comply with all requirements of fire insurance policies covering the Facility. Ford shall not use the Facility for any purpose in violation of any law, municipal ordinance or regulation.

Article IX.
SERVICES & UTILITIES.

9.1.
Payment for Services and Utilities. Ford shall pay all charges for gas, water, heat, electrical, guard service, janitorial service, snow removal and all other utility and other service charges, if any, as the same shall become due during the Term. Ford shall make such payments directly to the vendors or utility providers and shall put all such services and utilities in its name.

Article X.

MAINTENANCE, REPAIRS, ACCESS TO THE FACILITY & COMPLIANCE.

10.1.
Maintenance & Repairs. Ford shall, at its sole cost and expense, keep and maintain in good order, condition and repair, including replacement of parts and equipment, if necessary, the Facility and every part thereof, including, without limitation, the roof, the exterior and interior portion of all doors, windows, walls, floors and ceilings, all mechanical services, including, without limitation, plumbing and sewerage facilities, including free flow up to the public sewer line, the yard, paving and parking, fence and gates, fueling facilities, including without limitation piping, tanks, and dispensers, fixtures, heating, air conditioning (if any), sprinkler and electrical systems, and shall keep the roof surface over the Facility free of debris, including, without limitation, snow and ice accumulation and shall keep the roof drains clear to permit free flow of water from the roof surface and shall remove icicles which form over areas traveled by pedestrian or vehicular traffic and shall keep and maintain the Facility in a clean, sanitary and safe condition in accordance with the laws, statutes, ordinances and regulations of the United States and the state and municipal government in which the Facility is located and in accordance with all directions, rules and regulations of any health officer, fire marshal, building inspector or other proper officials of any Governmental Authority, at the sole cost and expense of Ford. UDOT shall have no control over any of the foregoing activities. If Ford shall refuse or neglect to commence or to complete repairs properly and adequately to UDOT’s sole discretion, UDOT may, but shall have no duty or obligation to Ford or any other entity, make and complete said repairs and Ford shall pay the costs thereof with Interest and with a fee of ten (10%) percent of the total cost of the repair as so much Additional Rent hereunder due from Ford to UDOT and shall be repaid to UDOT with the Base Rent next due hereunder.
10.2.
Access. UDOT and any Mortgagee shall have the right to enter upon the Facility at all reasonable hours for the purpose of inspecting the same. If UDOT deems any repairs necessary which are required to be made by Ford, UDOT may demand that Ford make the repairs promptly, and if Ford refuses or neglects forthwith to commence any repairs deemed necessary by UDOT and/or complete same with reasonable dispatch, UDOT may make or cause to be made such repairs and shall not be responsible to Ford for any loss or damage that may accrue to its stock or business by reason thereof. If UDOT makes or causes such repairs to be made, Ford will pay to UDOT the cost thereof with Interest and with an additional ten (10%) percent fee of the total cost to repair as so much Additional Rent hereunder due from Ford to UDOT and shall be repaid to UDOT with the Base Rent next due hereunder. Nothing in this Section will be construed as providing UDOT with Control over the Facility or any obligation or duty to Ford or any other person or entity.
10.3.
Compliance. Ford shall further comply with all requirements of all laws, statutes, ordinances, regulations or otherwise affecting the Facility. Ford covenants that it shall, during the Term, provide UDOT with any notices which Ford has received relating to any environmental or health condition related to the condition of Ford’s possession or use of the Facility as well as copies of all reports or filings which Ford has or may be required to provide to any Governmental Authority. Ford further warrants that, upon surrender of the Facility, all such reports or filings required by it shall have been properly made and, additionally, covenants that it shall, subsequent to surrender of the Facility, fully and timely make any further such reports or filings as are or may be required in relation to the condition or Ford’s possession or use of the Facility.

Article XI.

IMPROVEMENTS, ALTERATIONS & MECHANICS’ LIENS.

11.1.
Improvements & Alterations. At any time on or after the Date of Substantial Completion, Ford may alter, add to, improve or remodel the Facility with prior notice to UDOT. The cost of such approved work or of any damage resulting from any such approved work shall be borne by Ford. Any alterations, additions, improvements or fixtures which may be made or installed by either of the Parties hereto upon the Facility which are in any manner attached to the floors, walls, or ceilings shall be the property of Ford or the Authority and at the expiration or termination of this Agreement shall remain upon and be surrendered with the Facility as a part hereof, without disturbance, molestation or injury.
11.2.
Facility Expansion. If Ford elects to expand, add on to, or develop a new structure on the Land, UDOT shall perform and complete the work required for such expansion, addition or new building (“Expansion Work”). Ford and UDOT shall negotiate in good faith the required new terms and costs for such Expansion Work.
11.3.
Mechanics’ Liens. Ford will not permit any mechanics’ Liens to be placed upon the Facility during the Term hereof (excluding mechanics’ Liens arising out of UDOT’s Work). In the event of the filing of any such Lien, Ford shall promptly discharge the same within ten (10) days thereafter at Ford’s expense. For the purposes hereof, the bonding of such Liens by a surety or insurance company, satisfactory to UDOT, shall be deemed the equivalent of a discharge of the Lien so bonded. Should any action, suit or proceeding be brought upon such Lien for the enforcement or forfeiture of the same, Ford shall, at its own cost and expense, defend UDOT by counsel satisfactory to UDOT and pay any costs and damages and satisfy and discharge any judgment entered therein against UDOT or the Facility. If default is made in the payment of any Lien, UDOT shall have the right and privilege at its option of paying the same or any portion thereof without inquiry as to the validity of such Lien and any amount so paid, including expenses and costs (including reasonable attorney’s fees) and Interest, shall be so much Additional Rent hereunder due from Ford to UDOT and shall be repaid to UDOT with the Base Rent next due hereunder.

Article XII.

INDEMNIFICATION & INSURANCE.

12.1.
Covenant to Hold Harmless.
A.
UDOT does hereby indemnify Ford and save it harmless from and against any and all claims, actions, suits, damages, liabilities, loss, orders, decrees, or judgements and expenses of any kind or nature whatsoever, including, without limitation, attorneys’ fees, costs, and expenses in connection with loss of life, personal injury, and/or damage to Property (collectively, “Losses”) only to the extent such Losses arise prior to the Date of Substantial Completion, out of the following: (i) UDOT’s use or occupancy of the Facility only through the Date of Substantial Completion; (ii) any default by UDOT under this Agreement that is not cured in accordance with Section 17.1 of this Agreement; or (iii) any Losses during the Construction Period caused by the negligence of UDOT, except to the extent that any of the foregoing are directly caused by the gross negligence or willful misconduct of Ford. If Ford shall be entitled to indemnification under this Section 12.1 and is made a party to any litigation commenced against UDOT, UDOT shall protect and hold Ford harmless and shall pay all costs, expenses and attorneys’ fees incurred or paid by Ford in connection with such litigation.
B.
Ford does hereby indemnify UDOT and save it harmless from and against any and all Losses that arise out the following: (i) Ford’s use or occupancy of the Facility commencing on and continuing after the Date of Substantial Completion; (ii) any default by Ford under this Agreement that is not cured in accordance with Section 17.1 of this Agreement; or (iii) any Losses during the Construction Period caused by the negligence of Ford, except to the extent that any of the foregoing are directly caused by the gross negligence or willful misconduct of UDOT. If UDOT shall be entitled to indemnification under this Section 12.1 and is made a party to any litigation commenced against Ford, Ford shall protect and hold UDOT harmless and shall pay all costs, expenses and attorneys’ fees incurred or paid by UDOT in connection with such litigation. UDOT shall not be responsible or liable for any personal injuries or damage to Ford or its officers, agents, employees, guests, assignees, subtenants, invitee or legal representatives or any other persons or any occupant of any part of the Facility, or for injury or damage to any goods, wares, merchandise, freight, or Property of Ford or any occupant of any part of the Facility, irrespective of how the same may be caused, whether from action of the elements or any actions, omissions or negligence of any person whatsoever and Ford does hereby indemnify UDOT from and against any such injuries or damages and shall pay all costs, expenses and attorney fees incurred or paid by UDOT in connection therewith.
12.2.
Insurance.
A.
Ford agrees to carry the insurance coverages required under Section 6.5 of the Prime Lease. All liability insurance policies shall name UDOT as an additional insured. Ford shall supply UDOT and the Authority upon demand with certificates of coverage evidencing such required coverage. Notwithstanding anything in the Prime Lease to the contrary, Ford will maintain, in addition to its other insurance obligations, property insurance covering the Facility with Causes of Loss – Special Form or equivalent “all risk” coverage in an amount and for one hundred percent (100%) of the full replacement cost of the Facility.
B.
At all times during the Construction Period, UDOT shall maintain or cause to be maintained by its contractors and subcontractors with such companies meeting the requirements of Section 6.5 of the Prime Lease, builder’s risk insurance, completed value form, covering all physical loss, in an amount reasonably satisfactory to Ford, or cause others to maintain, builder’s risk insurance (non-reporting form) for one hundred percent (100%) of the full replacement cost of work in place and materials stored at or upon the Land during the Construction Period.
12.3.
Waiver of Subrogation. Ford and UDOT for themselves and their successors and assigns hereby mutually release and discharge each other from all claims, damages and/or liabilities arising from or caused by any fire, casualty, or other hazard (i) covered by or required hereunder to be covered by insurance on the Facility, (ii) covered by or required hereunder to be covered by insurance on the contents of the Facility, or (iii) which was otherwise insurable against (whether or not insurance is actually in place), regardless of the cause of the damage or loss. Neither Ford nor UDOT shall be liable to the other or to any insurance company (by way of subrogation or otherwise) insuring the other party for any loss or damage to any building, structure or tangible property or loss of income or losses under worker’s compensation laws and benefits resulting from such event, even though such loss or damage may have been occasioned by the negligence of such party, its agents or employees. Each party shall obtain, for each policy of property insurance, provisions permitting waiver of any claim against the other party for loss or damage within the scope of the insurance.

Article XIII.

PRIME LEASE.

13.1.
Performance of Prime Lease Obligations. Ford shall timely perform all of the terms, covenants, provisions, and conditions of the Prime Lease to be performed by Ford thereunder, including, without limitation, all maintenance and repair obligations as to the Facility. Ford shall not take or suffer any action in connection with its use and enjoyment of the Facility that would constitute a default under or be a violation of the Prime Lease. Ford agrees to indemnify and save UDOT harmless from any and all obligations under the Prime Lease to be performed by Ford thereunder during the Term. This indemnity shall survive the expiration or sooner termination of this Agreement. All of the provisions of the Prime Lease (except those expressly excluded, modified or supplemented pursuant to provisions of this Agreement), shall apply to this Agreement. To the extent there is a conflict between this Agreement and the Prime Lease, the terms of this Agreement shall apply.
13.2.
Nondisturbance and Attornment Agreement. Ford and UDOT shall negotiate the terms of the Nondisturbance and Attornment Agreement in good faith and shall use commercially reasonable efforts to obtain the Authority’s execution thereof.

Article XIV.

EMINENT DOMAIN.

14.1.
Condemnation. In the event that all or a portion of the Facility shall be taken by any public or quasi-public authority, or transferred in lieu of any such taking, (i) Ford shall not have the right to terminate this Agreement, (ii) the payment of Base Rent hereunder by Ford shall not abate and payment of Base Rent shall be paid in full, and (iii) Ford shall be entitled to all compensation paid by or awarded against the taking authority as a result of such condemnation.

Article XV.

DAMAGE OR DESTRUCTION.

15.1.
Damage by Fire or Other Casualty.
A.
If the Building or other improvements on the Land shall be damaged or destroyed by fire or other casualty during the Construction Period, then UDOT, at it’s sole cost and expense, shall promptly and diligently proceed to adjust the loss with the insurance companies and arrange for the disbursement of insurance proceeds, and repair, rebuild or replace the Building and other improvements, so as to restore the Facility to the condition in which it was immediately prior to such damage or destruction. The net proceeds of any insurance recovered by reason of such damage or destruction in excess of the cost of adjusting the insurance claim and collecting the insurance proceeds (such excess being hereinafter called the “net insurance proceeds”) shall be used by UDOT to pay the cost of restoring the Facility and other improvements. If the net insurance proceeds are insufficient to pay the full cost of the repair, rebuilding or replacement of the damaged Facility or other improvements, UDOT shall advance, from its own funds, the amount of the deficiency.
B.
If the Building or other improvements on the Land shall be damaged or destroyed by fire or other casualty after the Construction Period, then Ford, at Ford’s sole cost and expense, shall promptly and diligently proceed to adjust the loss with the insurance companies and arrange for the disbursement of insurance proceeds, and repair, rebuild or replace the Building and other improvements, so as to restore the Facility to the condition in which it was immediately prior to such damage or destruction. The net proceeds of any insurance recovered by reason of such damage or destruction in excess of the cost of adjusting the insurance claim and collecting the insurance proceeds (such excess being hereinafter called the “net insurance proceeds”) shall be used by Ford to pay the cost of restoring the Facility and other improvements. If the net insurance proceeds are insufficient to pay the full cost of the repair, rebuilding or replacement of the damaged Facility or other improvements, Ford shall advance, from its own funds, the amount of the deficiency.
15.2.
No Abatement of Rent. Base Rent payable by Ford shall not abate during any period in which, by reason of such casualty, Ford is prevented from occupying the Facility or any portion thereof and Ford agrees to pay the full Base Rent to UDOT notwithstanding any damage or destruction to the Facility.

Article XVI.

ASSIGNMENT & SUBLETTING.

16.1.
Assignment and Subleasing by Ford. Ford may assign, mortgage, hypothecate, pledge, encumber or in any manner transfer this Agreement, and may allow concessionaires or licensees upon the Facility without the prior written consent of UDOT. Anything in this Agreement notwithstanding, if Ford assigns, mortgages, hypothecates, pledges, encumbers or in any manner transfers this Agreement, Ford will remain fully liable and responsible for all obligations under this Agreement, including the full payment of Rent and any other amounts owed under this Agreement.
16.2.
Assignment by UDOT. UDOT may collaterally assign its interest in this Agreement to secure loans obtained by UDOT that finance a portion of the cost of UDOT’s Work. UDOT may not assign its interest in this Agreement for any other purpose without the consent of Ford, which Ford may grant or withhold in its sole discretion.

Article XVII.

EVENTS OF DEFAULT & REMEDIES.

17.1.
Events of Default. The occurrence of any of the following shall constitute an event of default under this Agreement (each, “Event of Default”):
A.
If Ford shall fail to pay any full payment of Rent, when due and such failure shall continue for a period of ten (10) days after receipt by Ford of notice that such Rent is late (however, if UDOT provides notice of late payment two (2) times during any twelve (12) consecutive month period, then after the second such notice, UDOT shall no longer be required to provide such notice during the remainder of such twelve (12) consecutive month period and Ford shall be in default if Base Rent is paid after the first (1st) day of the month);
B.
If either Party shall fail to pay any other sum due hereunder within ten (10) days after receipt by such Party of notice such sum is due;
C.
If either Party shall violate or fail to perform any other material term, condition, covenant or agreement to be performed or observed by such Party under this Agreement, and such failure shall continue for a period of thirty (30) days after written notice thereof (plus such additional time as is reasonably necessary in the event such non-monetary default is incapable of being cured in thirty (30) days so long as the Party required to perform is continuously and diligently pursuing the remedy of such non-monetary default);
D.
An Event of Bankruptcy with respect to a Party occurs; or
E.
A dissolution of a Party or liquidation of substantially all of a Party’s assets occurs.
17.2.
Remedies. If an Event of Default shall occur with respect to a Party (the “Default Party”), the other Party (the “Non-Default Party”), in addition to its other remedies provided by law, equity, or under this Agreement, may, at its option, cure such default for the account of the Default Party and any sum so expended by Non-Default Party together with Interest shall be paid by the Default Party. The Non-Default Party shall have the right to bring any action or legal proceeding for the recovery of any sums remaining unpaid as it may deem favorable, from time to time, without being obliged to wait until the end of the Term hereof.
17.3.
Option Attornment and Assignment. If there is an Event of Default described in Subsections 17.1 A or D. above with respect to Ford (each a “Major Ford Default”), the parties agree that UDOT shall attorn to the rights of Ford under the Prime Lease and shall have or be assigned by the Authority the right to exercise Ford’s option to purchase the Facility. For purposes of clarity, as security for Ford’s obligation to pay Rent, UDOT shall have the right to acquire the Facility in the event of a Major Ford Default.
17.4.
Cumulative, Non-Exclusive Remedies. All rights and remedies of the Parties hereunder shall be cumulative and, except as otherwise provided in this Agreement, none shall be exclusive of any other rights and remedies allowed by law, equity or under this Agreement.

17.5.
Legal Expenses. If suit shall be brought for recovery and possession of the Facility, for the recovery of Base Rent or any other amount due under the provisions of this Agreement, or because of the breach of any other covenant herein contained on the part of either Party to be performed, the prevailing Party in such litigation shall be entitled to recover from the other Party all costs and expenses incurred therefor, including without limitation, attorneys’ fees.

Article XVIII.

NOTICES.

18.1.
General. All notices given herein shall be in writing, shall be addressed to the Party to be notified at the address set forth below or at such other address as such Party may designate for itself from time to time by notice hereunder, and shall be deemed to have been validly served, given or delivered if sent via (i) U.S. Postal Service, certified mail, return receipt requested with proper prepaid postage or U.S. Postal Service Priority Mail, (ii) a reputable overnight delivery carrier that provides confirmation of delivery (e.g. FedEx), (iii) hand delivery, or (iv) via email (provided a copy of the notice is also sent via the methods described in the foregoing items (i)-(iii):

To Ford:	Ford Motor Company
17000 Rotunda, First Floor South
Dearborn, Michigan 48120
Attn: Real Estate Counsel
Email: dbyrne33@ford.com

With a copy to:	Ford Motor Company
1 American Road
Dearborn, Michigan 48126
Attn: Corporate Secretary
Email: notice@ford.com

To UDOT:	UDOT Development of Tennessee, LLC
12755 E. 9 Mile Road
Warren, MI 48089
Attn: Tim Phillips
Email: tphillips@UDOTlogistics.com

With a copy to:	Crown Enterprises, LLC
12225 Stephens Rd.
Warren, MI 48089
Attn: Edward Girodat/Real Estate
Email: egirodat@crownenterprises.com

With a second copy to:	Wolfson Bolton Kochis PLLC
3150 Livernois, Suite 275
Troy, MI 48083
Attn: Jake Howlett
Email: thowlett@wolfsonbolton.com

Article XIX.

MISCELLANEOUS.

19.1.
Caption Headings. Captions to various Articles, Sections and Subsections of this Agreement are inserted for convenience only and are not to be construed as part of this Agreement or as in any way affecting it.
19.2.
Recording. The Parties shall record a short form version of this Agreement.
19.3.
Construction and Jurisdiction. This Agreement shall be construed in accordance with and governed by the laws of the State of Tennessee and exclusive jurisdiction and venue concerning this Agreement shall be deemed to lie within the Haywood County Chancery or Circuit Courts.
19.4.
WAIVER OF JURY TRIAL. FORD AND UDOT DO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY IT ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE RELATIONSHIP OF UDOT AND FORD, FORD’S USE OR OCCUPANCY OF THE FACILITY AND/OR ANY CLAIM OF INJURY OR DAMAGE.
19.5.
Net Lease. Ford recognizes that it is the intention hereof that this Agreement be an absolute net lease, that it is the intention of UDOT and Ford that all utilities, taxes, insurance, maintenance and repair costs, construction costs of any improvements, assessments and any other obligation incurred are the responsibility and obligation of Ford. This Agreement shall be construed to effectuate this intent.
19.6.
Survival. Each term and each agreement, obligation or provision of this Agreement to be performed by Ford shall be construed to be both a covenant and condition, all of which shall survive the expiration or termination of this Agreement.
19.7.
Force Majeure. The occurrence of any of the following events (each a “Force Majeure Event”) shall excuse such obligations of UDOT or Ford as are thereby rendered impossible or reasonably impracticable for so long as such obligation remains impossible or reasonably impracticable to perform, provided such event is not the fault of the Party delayed in performing the obligation under this Agreement: strikes, lockouts, labor disputes, acts of God, inability to obtain labor, materials or reasonable substitutes therefor, failure of power, water, fuel, electricity or other utilities, governmental restrictions, regulations or controls, judicial orders or injunctions, enemy or hostile governmental action, civil commotion, fire or other casualty, pandemic, epidemic, and other causes beyond the reasonable control of the Party obligated to perform. Notwithstanding anything to the contrary, this Section shall not apply to either Party’s inability to pay any sum of money due hereunder or to perform any other obligation due to the lack of money or inability to raise capital or borrow for any purpose.

19.8.
Subleasehold Mortgage. UDOT shall have the right to mortgage, pledge, encumber, hypothecate or assign as security the subleasehold estate created by this Agreement (including the UDOT Sublease), without obtaining Ford’s consent (“Subleasehold Mortgage”), subject to the provisions of Section 9.6 of the Prime Lease; provided that (i) the Mortgagee shall agree that Ford shall not be liable for the payment of UDOT’s indebtedness or the performance of any of the covenants contained in the documents securing payment thereof, and (ii) the Mortgagee shall agree to give Ford written notice of any default by UDOT thereunder and time to cure such default prior to the exercise of any remedies Mortgagee may have as a result of such default, which notice and time-to-cure periods shall not be less than the notice and time-to-cure periods granted to UDOT under the documentation evidencing such financing, but which may run concurrently therewith. Upon a Mortgagee’s receipt of written notice of an Event of Default by UDOT hereunder, the Mortgagee shall have the right, but not the obligation, to cure such default on behalf of UDOT, and Ford shall not have the right to exercise any of its remedies granted under Section 17.2 of this Agreement in the event that Mortgagee completes the cure of such Event of Default on or before sixty (60) days following Mortgagee’s receipt of the default notice; provided, however, that if such Event of Default can be cured but cannot be cured within the time permitted, then Mortgagee shall be permitted such additional time thereafter as is reasonably necessary to cure such Event of Default, provided that Mortgagee is proceeding to cure such default continuously and diligently and in a manner reasonably satisfactory to Ford. Ford agrees to accept Mortgagee’s cure of an Event of Default so long as that cure is in accordance with the requirements of this Agreement.
19.9.
Entire Agreement. This Agreement and the Exhibit(s) attached hereto and thereto, if any, sets forth all of the covenants, promises, agreements, conditions and understandings between UDOT and Ford concerning the Facility. There are no covenants, promises, agreements, representations, conditions or understanding, either oral or written, by or between the Parties other than as are set forth herein. Neither this Agreement nor any of its provisions may be changed, amended, waived or otherwise modified orally, but only by an agreement in writing duly executed by or on behalf of the Party against whom enforcement of any change, amendment, waiver, modification consent or discharge is sought. UDOT and Ford fully understand and acknowledge that the law may permit subsequent oral modification of a contract notwithstanding contract language which requires that any such modification be in writing; but UDOT and Ford fully and expressly intend that the foregoing requirements as to a writing be strictly adhered to and strictly interpreted and enforced by any Court which may be asked to decide the question.

19.10.
Public Announcements. Each Party agrees that no public release, announcement or disclosure concerning the transactions contemplated by this Agreement shall be issued by any Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned, or delayed), except for such release, announcement or disclosure that may be required by Law or the rules or regulations of any applicable United States securities exchange or regulatory or governmental body to which the relevant Party is subject or submits, wherever situated, in which case the Party required to make the release, announcement or disclosure shall use its commercially reasonable efforts (to the extent practicable and legally permissible) to allow the other Party reasonable time to comment on such release, announcement or disclosure in advance of such issuance, it being understood that the final form and content of any such release, announcement or disclosure, to the extent so required, shall be at the final discretion of the disclosing Party.
19.11.
No Partnership or Joint Venture. Neither Ford nor UDOT are partners of or joint venturers with each other and nothing in this Agreement shall be construed so as to make them partners or joint venturers. No party shall hold itself out contrary to the terms of this Section and no party shall become liable for any representation, act or omission of the other contrary to the provisions of this Section.
19.12.
Binding Effect. The covenants, conditions and agreements made and entered into by the Parties hereto shall inure to the benefit of and shall be binding upon their respective heirs, successors, representatives and assigns.

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IN WITNESS WHEREOF, the Parties hereto have hereunder set their hands and seals as of the date first above written.

UNIVERSAL DEVELOPMENT OF TENNESSEE, LLC,
A Tennessee limited liability company

By:	/s/ Rob Stamper
Name:	Rob Stamper
Its:	President

IN WITNESS WHEREOF, the Parties hereto have hereunder set their hands and seals as of the date first above written.

FORD MOTOR COMPANY

By:	/s/ Daniel G. Byrne
Name:	Daniel G. Byrne
Title:	Attorney and Agent